Exhibit 21

Subsidiaries.

THQ Inc.

Entity Name	Jurisdiction

Genetic Anomalies, Inc.	Delaware
Pacific Coast Power and Light Company	California
Rainbow Multimedia Group, Inc.	Delaware
THQ Asia Pacific Pty. Ltd.	Australia
THQ Australia Studios Pty Ltd	Australia
THQ Deutschland GmbH	Germany
THQ Entertainment GmbH	Germany
THQ France SARL.	France
THQ (Holdings) Ltd.	United Kingdom
THQ International Ltd.	United Kingdom
THQ International Operations Ltd.	United Kingdom
THQ Korea Ltd.	Korea
THQ Wireless Inc.	Delaware
THQ Wireless Inc.	Cayman Islands
THQ Wireless International Sarl	Luxembourg
Volition, Inc.	Delaware